As filed with the Securities and Exchange Commission on May 10, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Southwest Gas Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3881866
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

8360 S. Durango Drive Las Vegas, Nevada	89113
(Address of principal executive offices)	(Zip code)

Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan

(Full title of the plan)

Thomas E. Moran

Southwest Gas Holdings, Inc.

8360 S. Durango Drive

Las Vegas, Nevada 89113

(Name and address of agent for service)

(702) 876-7237

(Telephone number, including area code, of agent for service)

Copies to:

Brandon C. Parris

R. John Hensley

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Southwest Gas Holdings, Inc., a Delaware corporation (the “Registrant”), to register 2,710,049 shares of the Registrant’s common stock, $1 par value per share (“Common Stock”), consisting of (i) 2,200,000 shares of Common Stock newly reserved for issuance under the Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan (the “Plan”) and (ii) 510,049 shares of Common Stock that may become available for future issuance under the Plan in the event of the forfeiture, cancelation, or expiration of outstanding awards on or after May 2, 2024 under the Southwest Gas Holdings, Inc. 2017 Omnibus Incentive Plan, which may be issued to eligible employees, non-employee directors and consultants of the Registrant and any parent or subsidiary entities under the Plan, which was approved by the Registrant’s Board of Directors on November 16, 2023 and by its stockholders on May 2, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by Southwest Gas Holdings, Inc. (the “Registrant”) with the Commission, are hereby incorporated by reference herein and shall be deemed to be a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 28, 2024;

2.

The portions of the Registrant’s definitive Proxy Statement on Schedule 14A, filed with the Commission on March 22, 2024, for the Annual Meeting of Stockholders held on May 2, 2024 that have been incorporated by reference into the Form 10-K for the fiscal year ended December 31, 2023;

3.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May 8, 2024;

4.	The Registrant’s Current Reports on Form 8-K filed on March 22, 2024, April 17, 2024 and May 7, 2024 (both filings); and

5.	The description of the Registrant’s Common Stock contained in Exhibit 4.24 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 28, 2024.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation contains a provision which eliminates the liability of directors for monetary damages to the fullest extent permissible under Delaware law. Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached their duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

The Registrant’s certificate of incorporation provides that, except to the extent prohibited by the DGCL, the Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant, which is not eliminated by these provisions of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. This provision does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Registrant’s bylaws provide that it shall indemnify, to the fullest extent permitted by the DGCL and applicable law, as may be amended, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of the Registrant’s directors, officers, employees or agents or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any indemnification payments made to such person by the Registrant) reasonably incurred or suffered by such person.

The Registrant has entered into indemnification agreements with its directors and officers which require that the Registrant indemnify its directors and officers in all cases to the fullest extent permitted by applicable provisions of the laws of the state of incorporation. The Registrant also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant for covered losses as defined in the policy.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.1 to Form 8-K12B dated September 20, 2019, File No. 001-37976.

4.2	Amended and Restated Bylaws of the Registrant. Incorporated herein by reference to Exhibit 3.1 to Form 8-K dated October 18, 2021, File No. 001-37976.

4.3	Amendment to Amended and Restated Bylaws of Southwest Gas Holdings, Inc., effective October 20, 2023. Incorporated herein by reference to Exhibit 3.1 to Form 8-K dated October 25, 2023, File No. 001-37976.

5.1*	Opinion of Counsel of Southwest Gas Holdings, Inc. regarding the legality of the securities to be registered.

10.1*	Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan.

10.2	Form of Restricted Stock Unit Award Agreement under the Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan. Incorporated herein by reference to Exhibit 10.1 to Form 8-K dated May 7, 2024.

10.3	Form of Performance Stock Unit Award Agreement (EPS and ROE) under the Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan. Incorporated herein by reference to Exhibit 10.2 to Form 8-K dated May 7, 2024.

10.4	Form of Performance Stock Unit Award Agreement (UNI and ROE) under the Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan. Incorporated herein by reference to Exhibit 10.3 to Form 8-K dated May 7, 2024.

10.5	Performance Stock Unit Award Agreement with Karen S. Haller under the under the Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan. Incorporated herein by reference to Exhibit 10.4 to Form 8-K dated May 7, 2024.

10.6	Performance Stock Unit Award Agreement with Robert J. Stefani under the under the Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan. Incorporated herein by reference to Exhibit 10.5 to Form 8-K dated May 7, 2024.

10.7	Performance Stock Unit Award Agreement with Justin L. Brown under the under the Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan. Incorporated herein by reference to Exhibit 10.6 to Form 8-K dated May 7, 2024.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Counsel of Southwest Gas Holdings, Inc. (included in opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of

1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 10th day of May, 2024.

Southwest Gas Holdings, Inc.

By:	/s/ Karen S. Haller
Karen S. Haller
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Karen S. Haller and Robert J. Stefani and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karen S. Haller Karen S. Haller	Director, President and Chief Executive Officer (Principal Executive Officer)	May 10, 2024

/s/ Robert J. Stefani Robert J. Stefani	Senior Vice President/ Chief Financial Officer (Principal Financial Officer)	May 10, 2024

/s/ Lori L. Colvin Lori L. Colvin	Vice President/Controller/Chief Accounting Officer (Principal Accounting Officer)	May 10, 2024

/s/ E. Renae Conley E. Renae Conley	Director	May 10, 2024

/s/ Andrew W. Evans Andrew W. Evans	Director	May 10, 2024

/s/ Jane Lewis-Raymond Jane Lewis-Raymond	Director	May 10, 2024

/s/ Henry P. Linginfelter Henry P. Linginfelter	Director	May 10, 2024

/s/ Anne L. Mariucci Anne L. Mariucci	Director	May 10, 2024

/s/ Carlos A. Ruisanchez Carlos A. Ruisanchez	Director	May 10, 2024

/s/ Ruby Sharma Ruby Sharma	Director	May 10, 2024

/s/ Andrew J. Teno Andrew J. Teno	Director	May 10, 2024

/s/ A. Randall Thoman A. Randall Thoman	Director	May 10, 2024

/s/ Leslie T. Thornton Leslie T. Thornton	Director	May 10, 2024